UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2009

CHARTWELL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51342 (Commission File No.)	95-3979080 (IRS Employer Identification No.)

140 East Main Street
Middletown, NY 10940
 (Address and telephone number of principal executive offices) (Zip Code)

(949) 335-5319
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 1, 2009, Chartwell International, Inc. (the “Company”) entered into Amendment No. 1 to Secured Convertible Promissory Note (the "Note Amendment") with Faisal Alhegelan, amending that certain secured convertible promissory note dated April 30, 2006 in the principal amount of $3,000,000 (the “Note”).  Under the terms of the amended Note, the Company issued to Mr. Alhegelan 1,200,000 shares of restricted common stock of the Company in consideration for Mr. Alhegelan deferring outstanding interest owed on the Note in the amount of $134,995 through December 31, 2008.  Upon the issuance of the shares, the Company is deemed current in its interest payments on the Note.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 1, 2009, the Company issued 1,000,000 shares of restricted common stock of the Company to Paul Biberkraut, the Company’s Chief Financial and Administrative Officer and Secretary.  The shares are being issued to Mr. Biberkraut in connection with an agreement to reduce Mr. Biberkraut’s cash compensation beginning December 16, 2008.

The shares were issued pursuant to a Restricted Stock Issuance Agreement between the Company and Mr. Biberkraut, dated January 1, 2009.  The restricted shares vest upon the earlier of: (i) January 1, 2011; (ii) the sale of at least $15,000,000 worth of the Company’s securities in a secondary public offering and the date the Company’s shares of common stock are approved for listing and trading on a U.S. or international stock exchange; or (iii) in the event of a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of Company.  The grant of the restricted shares to Mr. Biberkraut shall be forfeited in the event that Mr. Biberkraut voluntarily terminates his employment with the Company on or before December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTWELL INTERNATIONAL, INC., a Nevada Corporation

Dated: January 7, 2009	By:	/s/ Paul Biberkraut
Paul Biberkraut,
Chief Financial Officer